ADDENDUM TO INVESTMENT SUB-ADVISORY AGREEMENT

Exhibit A of the Investment Sub-Advisory Agreement between AEFC and Kenwood is hereby amended as follows. All other provisions of the Investment Sub-Advisory Agreement remain in full force and effect.


                                    EXHIBIT A

With respect to the Fund's assets allocated to Kenwood, AEFC will pay Kenwood a fee equal on an annual basis as follows:


Fund                                          Fee

AXP Small Cap Advantage Fund                  0.35% of average daily net assets
(effective April 8, 1999)

AXP Strategy Aggressive Fund                  0.35% of average daily net assets
(effective July 1, 1999)

Total Return Portfolio                        0.35% of average daily net assets
(effective July 1, 1999)


IN WITNESS WHEREOF, the parties have exectued this Addendum as of the 1st day of July, 1999.


AMERICAN EXPRESS FINANCIAL CORPORATION



By:________________________
     Peter Anderson
     Senior Vice President-
     Investment Operations


KENWOOD CAPITAL MANAGEMENT LLC



By:_______________________
     Jacob E. Hurwitz
     Principal